Exhibit 99.1
Asana Announces the Appointment of
Anne Raimondi as Chief Operating Officer
Veteran SaaS Executive Joins Work Management Leader
to Further Enterprise Go-to Market Success

September 1, 2021 – San Francisco, CA – Asana, Inc. (NYSE: ASAN)(LTSE: ASAN), a leading work management platform for teams, announced that Anne Raimondi has been appointed Asana’s new Chief Operating Officer. Raimondi succeeds Chris Farinacci who had served as Asana’s COO since 2015. Farinacci will retire at the end of the current fiscal year.

As Asana’s new COO, Anne Raimondi will lead and scale the company’s growth and global business operations and go-to market teams, including sales, marketing, customer success and support and business development. She will report directly to Asana’s CEO and Co-Founder, Dustin Moskovitz.

“Anne brings decades of experience in enterprise software, serving customers, scaling businesses, and fostering inclusive environments for employees to grow and thrive,” said Moskovitz. “She has a proven ability to operate autonomously with large scope and is known for her empathetic, people-centric leadership approach, deep understanding of customers, and dedication to building high performing teams. Anne has been an instrumental voice on our board for the past two years and knows our business and culture well, which will enable her to seamlessly transition into the organization and start co-creating with our teams.”

Raimondi, who first joined Asana’s Board of Directors in 2019, is an industry veteran with over 20 years of experience leading various product and business functions in fast-growing SaaS companies. Prior to her role at Asana, she was the Chief Customer Officer at Guru, Senior Vice President of Operations at Zendesk, Chief Revenue Officer at TaskRabbit, and held senior positions with SurveyMonkey and eBay. She is currently a Lecturer in Management at Stanford University’s Graduate School of Business.

“Asana is a recognized leader in the new wave of work management and an essential part of how teams of all sizes and industries operate, scale and achieve their missions, no matter where or when they are collaborating,” said Raimondi. “I have been fortunate to experience the power of Asana and its culture first hand as a customer and board member, and am excited to join Dustin and the management team as we write the next chapter of our growth. There is no greater honor for us than to be part of daily clarity and delight for millions of organizations, and we are excited to harness the large addressable market ahead of us as we continue to expand our impact with teams around the world.”

“Chris has been a dedicated leader, partner and co-creator in Asana’s growth and success over the past six years. During his extensive 30-year career in software, Chris has mentored countless business and marketing leaders, and above all else, always reminded us to put our customers first. All of us at team Asana thank Chris and wish him nothing but the best in his retirement next year,” said Moskovitz.

Learn more about Asana’s recent earnings results at https://investors.asana.com/.

About Asana
Asana helps teams orchestrate their work, from small projects to strategic initiatives. Headquartered in San Francisco, CA, Asana has more than 107,000 paying customers and millions of free organizations across 190 countries. Global customers such as Amazon, Japan Airlines, Sky, and Under Armour rely on Asana to manage everything from company objectives to digital transformation to product launches and marketing campaigns. For more information, visit www.asana.com.

Contacts
Stephanie Hess
Asana Corporate Communications
Press@asana.com

Catherine Buan
Asana Investor Relations
IR@asana.com

Source: Asana, Inc.